Exhibit 99.1

LRR Energy, L.P. Announces Payment of Quarterly Distribution and Conversion of Subordinated Units

Houston, Texas (February 13, 2015) - LRR Energy, L.P. (NYSE: LRE) (“LRR Energy”) announced today that on February 13, 2015 it paid its previously announced distribution of $0.4975 per unit, or $1.99 per unit on an annualized basis, for the fourth quarter of 2014 to unitholders of record as of the close of business on January 30, 2015.

LRR Energy also announced that the Board of Directors of its general partner has confirmed that the financial tests required for the conversion of its remaining outstanding subordinated units into common units have been satisfied. Accordingly, LRR Energy’s 4,480,000 subordinated units converted on a one-for-one basis into common units upon the payment of LRR Energy’s fourth quarter distribution on February 13, 2015. Upon conversion of the subordinated units, LRR Energy has 28,074,433 common units outstanding.

About LRR Energy, L.P.

LRR Energy is a Delaware limited partnership formed in April 2011 by affiliates of Lime Rock Resources to operate, acquire, exploit and develop producing oil and natural gas properties in North America. LRR Energy’s properties are located in the Permian Basin region in West Texas and Southeast New Mexico, the Mid-Continent region in Oklahoma and East Texas and the Gulf Coast region in Texas.

Investor Contacts:

Angelique Brou

Financial Reporting Manager

(713) 345-2145

abrou@lrrenergy.com

Jaime Casas

Chief Financial Officer

(713) 345-2126

jcasas@lrrenergy.com